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                                                                 Exhibit (c)(10)

                                 MARK VII, INC.
                            965 Ridge Lake Boulevard
                            Memphis, Tennessee 38120

July 8, 1999

OCEAN GROUP PLC
Ocean House
The Ring
Bracknell,
Berkshire, England
RG12 1AN

Attention:

In connection with your consideration of a possible strategic alliance or business transaction with Mark VII, Inc., a Delaware corporation, and its subsidiaries (collectively, with such subsidiaries, the "Company") (a "Transaction"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents, advisors (including, without limitation attorneys, accountants, consultants, bankers and financial advisers), financing sources or affiliates (such term is used in this letter agreement as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which has been or will be furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions to the extent hereinafter set forth.

The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives to the extent that such notes, analyses, compilations, studies, interpretations or other documents contain, reflect or are based upon the Evaluation Material. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not, to the best of your knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company

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Ocean Group PLC
July 8, 1999
Page 2


or any other party with respect to such information or (iii) becomes available to you from a source other than the Company or any of its Representatives, provided that such source is not, to the best of your knowledge, bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating or advising with respect to a Transaction that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to the extent that the Company gives its prior written consent to such disclosure and (ii) any such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating, negotiating or advising with respect to a Transaction, and who are informed of the confidential nature of such information and of the terms of this letter agreement. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from disclosing or using the Evaluation Material in breach of the terms of this letter agreement. You and your Representatives will be bound by your obligations of confidentiality hereunder for three (3) years from the date hereof.

In addition, you and we agree that, except as required by law, without the prior written consent of the other party, you and your Representatives, and we and our Representatives, will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof). The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives conclude, after consultation with your counsel, that you are required to disclose Evaluation Material to any tribunal or risk standing liable for contempt or suffering other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to
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Ocean Group PLC
July 8, 1999
Page 3

be disclosed, provided that you exercise your reasonable best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company, at the Company's expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

If you decide that you do not wish to proceed with a Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all documents (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto; provided however, that your counsel shall be permitted to retain one permanent file copy of each such document. In the event of such a decision or request, except as required by law, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained; provided, however, that your counsel shall be permitted to retain one permanent file copy of such other Evaluation Material. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality hereunder for three
(3) years from the date hereof.

You understand and acknowledge that neither the Company nor any of its Representatives (including, without limitation, Deutsche Bank Alex. Brown) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agreed that neither the Company nor any of its Representatives (including, without limitation, Deutsche Bank Alex. Brown) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding a Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

In addition, you hereby acknowledge that you are aware (and that your Representatives who are apprised of a possible Transaction have been advised) of your obligations under the United States securities laws.

In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of two (2) years from the date hereof, neither you nor any of your affiliates will solicit to employ any of the current officers, employees or agents of the Company with whom you come in contact during your evaluation of a possible Transaction so long as they are employed by or affiliated with the Company without obtaining the prior written consent of the Company.

In consideration of the Evaluation Material being furnished to you, you hereby agree that, without the prior written consent of the Board of Directors of the Company, for a period of three (3) years from the date hereof neither you nor any of your affiliates, in any manner whatsoever, directly or indirectly, will, acting alone or as part of a group (a)

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Ocean Group PLC
July 8, 1999
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acquire or offer or agree to acquire, by purchase or otherwise, any securities
(or direct or indirect rights or options to acquire any securities) of the Company, or seek by any action not permitted under this letter agreement to influence or control the management or policies of the Company, or (b) propose to (i) acquire or offer or agree to acquire any securities (or direct or indirect rights or options to acquire any securities) or assets of the Company or (ii) influence or control the management or policies of the Company. Nothing in this paragraph will prevent you from (i) making a non-public offer to the Board of Directors of the Company or (ii) acquiring any shares of the Company's common stock as contemplated by any definitive agreement that you and we may enter into.

In addition, you agree that, for a period of three (3) years from the date hereof, you will not, directly or indirectly, present, or propose to present, to the stockholders of the Company any proposal or offer for a merger, tender or exchange offer or other form of business combination involving the Company, or effect, publicly propose to effect, or cause to occur any of the foregoing, that previously has not been approved in writing by the Board of Directors of the Company, nor will you, directly or indirectly, solicit, or propose (whether publicly or otherwise) to solicit, proxies or consents to vote or become a participant in any "election contest" with respect to the Company (as such terms are used in Rule 14a-1 and Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934, as amended).

The two preceding paragraphs will not apply in a situation in which a third party has made a bona fide public offer, either to the Company's Board of Directors or directly to the Company's shareholders, or has commenced a solicitation of proxies or become a participant in any "election contest."

You agree that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time.

This letter agreement may not be assigned in whole or in part by any party hereto without the prior written consent of the other parties.

It is understood and agreed that no failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
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Ocean Group PLC
July 8, 1999
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It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by any party hereto or any of such party's Representatives and that the non-breaching party or parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, if a court or competent jurisdiction determines that any party hereto or any of such party's Representatives have breached this letter agreement, then such breaching party shall be liable for and pay to the non-breaching party or parties the reasonable legal fees incurred by such non-breaching party or parties in connection with such litigation, including any appeal therefrom.

To the extent that the Company enters into a confidentiality agreement on more favorable terms than contained herein, we will so advise you, and, if you request, we will amend this letter agreement to incorporate such more favorable terms.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. The parties hereto agree and consent to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction, in connection with any matter arising under this letter agreement.

This letter agreement expressly supercedes the Confidentiality Agreement between the Company and you dated as of December ___, 1998.

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Ocean Group PLC
July 8, 1999
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Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between the Company and you.

Very truly yours,

MARK VII, INC.


By /s/ Mark A. Skoda
   -------------------------------
   Name:  Mark A. Skoda
   Title: President


ACCEPTED AND AGREED AS OF THE
DATE FIRST WRITTEN ABOVE:

OCEAN GROUP PLC


By /s/ Ian R. Smith
   -------------------------------
   Name:  Ian R. Smith
   Title: Group Commercial Director